Exhibit 99.1

LUXOTTICA GROUP ANNOUNCES CLOSING OF COLE NATIONAL ACQUISITION

Milan, Italy and Cleveland, Ohio, October 5, 2004 - Luxottica Group S.p.A. (NYSE: LUX; MTA: LUX), and Cole National Corporation (NYSE: CNJ) announced the completion on October 4, 2004, of Luxottica Group’s acquisition of Cole National.  As a result, Cole National’s shares have been delisted from the New York Stock Exchange and will no longer be publicly traded. Cole National is now a wholly-owned subsidiary of Luxottica Group.

In accordance with the terms of the January 2004 Luxottica Group – Cole National Merger Agreement, as amended, Cole National’s outstanding shares of common stock have been converted into the right to receive US$ 27.72 per share, in cash. As previously announced, Citibank, N.A. has been appointed as the paying agent for Luxottica Group and it will promptly mail to Cole National stockholders of record transmittal materials and instructions for the submission of Cole National shares for payment of the merger price.

About Luxottica Group S.p.A.

Luxottica Group is the world leader in the design, manufacture, marketing and distribution of prescription frames and sunglasses in mid- and premium-priced categories. The Group’s products are designed and manufactured in its six facilities in Italy and one in the People’s Republic of China. The lines manufactured by Luxottica Group include over 2,450 styles in a wide array of colors and sizes and are sold through 20 wholly-owned subsidiaries in the United States, Canada, Italy, France, Spain, Portugal, Sweden, Germany, the United Kingdom, Brazil, Switzerland, Mexico, Belgium, Argentina, South Africa, Finland, Austria, Norway, Japan and Australia; two 75%-owned subsidiaries in Israel and Poland; a 70%-owned subsidiary in Greece; three 51%-owned subsidiaries in the Netherlands, Turkey and Singapore, one 49%-owned subsidiary in the Arab Emirates and one 44%-owned subsidiary in India.

In September 2003, Luxottica Group acquired OPSM, the leading eyewear retailer in Australia. In March 2001, Luxottica Group acquired Sunglass Hut International, a leading sunglass retailer with approximately 1,900 stores worldwide. This followed the acquisitions of Bausch & Lomb sunglass business, which includes the prestigious Ray-Ban®, Revo®, ArnetteTM and Killer Loop® brands, in June 1999, and LensCrafters, the largest optical retail chain in North America, in May 1995. For fiscal 2003, Luxottica Group posted net sales and net income respectively of € 2,824.6 and € 267.3 million. Additional information on the company is available on the web at www.luxottica.com.

About Cole National

Cole National Corporation’s vision business, together with Pearle franchisees, has 2,179 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners.  Cole’s personalized gift business, Things Remembered, serves customers through 722 locations nationwide, catalogs, and the Internet at www.thingsremembered.com.  Cole also has a 21% interest in Pearle Europe, which has 1,508 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, risks that the integration with Cole National’s operations will not succeed as currently planned, that expected synergies from the acquisition of Cole National will not be realized as planned,  that the combination of Luxottica Group’s managed vision care business with Cole National’s will not be as successful as planned, as well as other political, economic and technological factors and other risks referred to in the Group’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Luxottica Group does not assume any obligation to update them.

Contacts

Luxottica Group S.p.A.	Cole National Corporation
Luca Biondolillo, Director, Corporate Communications	Joseph Gaglioti
Alessandra Senici, Manager, Investor Relations	Tel.: +1 330-486-3100

Email: Investorrelations@luxottica.com	Kekst and Company
Tel.: +39-02-8633-4665	Victoria Weld/Ruth Pachman
Tel.: +1 212-521-4800

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